Filed Pursuant to Rule 433

Registration Number: 333-162217

and 333-162217-01

FINAL TERM SHEET

AMÉRICA MÓVIL, S.A.B. de C.V.

3.75% Senior Notes due 2017 (“2017 Euro Notes”)

4.75% Senior Notes due 2022 (“2022 Euro Notes”)

5.75% Senior Notes due 2030 (“Sterling Notes”)

Unconditionally Guaranteed by

RADIOMÓVIL DIPSA, S.A. de C.V.

June 17, 2010

Issuer:	América Móvil, S.A.B. de C.V.

Guarantor:	Radiomóvil Dipsa, S.A. de C.V.

2017 Euro Notes

Title of Securities:	3.75% Senior Notes due 2017

Aggregate Principal Amount:	€1,000,000,000

Issue Price:	99.276% of principal amount, plus accrued interest, if any, from June 28, 2010

Maturity:	June 28, 2017

Coupon:	3.75% per year

Optional Redemption:	Make-whole call at Bund Rate plus 35 basis points

Yield to Maturity:	3.87%

Benchmark:	DBR 3 3/4% due 01/04/17

Benchmark Yield:	2.007%

Mid-Swaps Yield:	2.52%

Spread to Benchmark:	DBR 3 3/4% due 01/04/17 + 186.3 bps (MS+135 bps)

Minimum Denomination:	€50,000 and multiples of €1,000 in excess thereof

Booking-Running Managers:	Deutsche Bank AG, London Branch
BNP Paribas
HSBC Bank plc

Co-managers:	Citi Global Markets Limited
J.P. Morgan Securities Ltd.
Morgan Stanley & Co. International plc
Banco Santander, S.A.

ISIN:	XS0519903743

Common Code:	051990374

2022 Euro Notes

Title of Securities:	4.75% Senior Notes due 2022

Aggregate Principal Amount:	€750,000,000

Issue Price:	98.902% of principal amount, plus accrued interest, if any, from June 28, 2010

Maturity:	June 28, 2022

Coupon:	4.75% per year

Optional Redemption:	Make-whole call at Bund Rate plus 40 basis points

Yield to Maturity:	4.873%

Benchmark:	DBR 3% due 07/04/20

Benchmark Yield:	2.665%

Mid-Swaps Yield:	3.123%

Spread to Benchmark:	DBR 3% due 07/04/20 + 220.8 bps (MS+175 bps)

Minimum Denomination:	€50,000 and multiples of €1,000 in excess thereof

Booking-Running Managers:	Deutsche Bank AG, London Branch
BNP Paribas
HSBC Bank plc

Co-managers:	Citi Global Markets Limited
J.P. Morgan Securities Ltd.
Morgan Stanley & Co. International plc
Banco Santander, S.A.

ISIN:	XS0519902851

Common Code:	051990285

Sterling Notes

Title of Securities:	5.75% Senior Notes due 2030

Aggregate Principal Amount:	£650,000,000

Issue Price:	99.003% of principal amount, plus accrued interest, if any, from June 28, 2010

Maturity:	June 28, 2030

Coupon:	5.75% per year

Optional Redemption:	Make-whole call at Sterling Benchmark Rate plus 30 basis points

Yield to Maturity:	5.836% (annualized)

Benchmark:	UKT 6% due 2028

Benchmark Yield:	4.103%

Spread to Benchmark:	+165 bps

Minimum Denomination:	£50,000 and multiples of £1,000 in excess thereof

Booking-Running Managers:	Deutsche Bank AG, London Branch
HSBC Bank plc

Co-managers:	BNP Paribas
J.P. Morgan Securities Ltd.
Banco Santander, S.A.

ISIN:	XS0519906761

Common Code:	051990676

Other Information

Interest Payment Dates:	June 28 of each year, commencing on June 28, 2011

Interest Payment Record Dates:	June 15 of each year

Tax Redemption:	Par tax call in the event of change in Mexican withholding tax

Trade Date:	June 17, 2010

Settlement Date:	June 28, 2010 (T + 7)

Ratings:	A2 (Moody’s) / A- (S&P) / A- (Fitch)

Listing:	Application will be made to admit the Notes to listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF Market

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Securities to which this final term sheet relates have been registered by América Móvil, S.A.B. de C.V. by means of a registration statement on Form F-3 (Registration No. 333-162217).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch toll-free at 1-800-503-4611, BNP Paribas at +44 (0) 20 7595 8222 or HSBC Bank plc toll-free at 1-866-811-8049.